Exhibit 99.1

Biodiesel Energy can be in your hands.... .... April 2009 .... Volume 1, Number 6

MEMBER UPDATE:

We would like to take this opportunity to bring you up to date since our last newsletter. After realizing it was not in the best interests of our investors to build a plant at Marcus due to economic conditions, we have explored various opportunities involving existing biodiesel plants. We initially looked at a plant in Nebraska but were unable to pursue this opportunity due to the fact that all our funds were raised in an intrastate offering. Since then, we have contacted and/or toured five existing plants. Currently we have it narrowed down to two facilities, Plan A & Plan B. Plan A is progressing very quickly.

All of the plants we have looked at have failed due to one basic condition – the narrow scope of the front end of the plant (only able to use soybean oil as a feedstock). Our business model shows the addition of a flexible front end on a plant that would be able to use multiple feedstocks. To be a viable option, the plant needs to be well built, located on rail, with investors that share a similar vision about renewable energy as our investors do.

The board has been diligent in the use of Soy Energy’s funds. For additional details, please see the SEC Filing section on the Soy Energy website. The website can be found at: www.soyenergyllc.com

We have been exploring various ways to acquire a plant. Possibilities include a merger, acquisition and/or stock transfers. To insure our vision goes forward in any project, it is important that Soy Energy controls the majority of the stock and has a majority of directors.

The cost of purchasing an existing facility would be at a fraction of the cost of building a new facility. With the purchase of an existing facility, the amount of borrowed capital is significantly reduced. This would maximize the return for the Soy Energy investors. The return on investment, using damaged corn oil, still looks very positive. With less borrowed capital, the board can return a greater percentage of earnings back to the investor.

To move forward with this project, the directors remain focused on three main objectives:

#1) obtain membership approval; #2) source a significant amount of corn oil as feedstock; and #3) have a loan commitment in place. (continued on back side)

We are planning on holding our annual meeting late May or early June, the notice of the annual meeting will be mailed in the next few weeks. At that meeting, we will discuss the current project and plan. Also, to give you all an opportunity to tour the proposed facility before voting on the project, we plan to schedule a couple of days of open house at the plant we are looking at.

A final note – our board is committed to present a viable option to our membership that shows a realistic yet good return on investment and then Soy Energy investors will make the final decision. By moving forward, Soy Energy investors may have a better opportunity to enhance their investment and improve their return on investment.

If you have any questions, feel free to contact Rick at the Soy Energy office (712-376-2081) or any director listed below:
Darrell Downs	(712-540-5230)	Bob Engel	(712-540-5959)
Chuck Getting	(712-348-5070)	Daryl Haack	(712-261-5625)
Dave Langel	(712-546-9203)	Doug Lansink	(712-369-1435)
Steve Leavitt	(319-371-4628)	Carol Reuter	(712-376-4135)
Chuck Sand	(712-376-4135)	Dallas Thompson	(712-548-8619)
Ron Wetherell	(712-436-2266)

Soy Energy, LLC PO Box 663, 4832 G Ave Marcus, IA 51035 Phone: 712-376-2081 Fax: 712-376-2333 E-mail: soyenergy@midlands.net Web site: www.soyenergyllc.com